                                                                      EXHIBIT 11
                COMPUTATION OF EARNINGS PER SHARE IN ACCORDANCE
                     WITH INTERPRETIVE RELEASE NO. 34-9083
                                   UNAUDITED

                                                                                               FIRST QUARTER ENDED
                                                                                           DEC 27,            DEC 29,
(SHARES IN THOUSANDS)                                                                        1996              1995
-----------------------------------------------------------------------------------------------------------------------
Actual weighted average shares outstanding for the period                                     30,702             31,079

Dilutive employee stock options                                                                  897              1,187
                                                                                         -----------        -----------

Weighted average shares outstanding for the period                                            31,599             32,266
                                                                                         ===========        ===========

(DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


Earnings applicable to fully diluted earnings per share                                  $    12,821        $    25,536
                                                                                         ===========        ===========


Earnings per share based on SEC interpretive release
  No. 34-9083:

Earnings per share - Fully Diluted  (1)                                                  $      0.41        $      0.79
                                                                                         ===========        ===========





(1) There is no significant difference between fully diluted earnings per share and primary earnings per share.